Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2025, with respect to the consolidated financial statements included in the Annual Report of MAIA Biotechnology, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of MAIA Biotechnology, Inc. on Form S-8 (File No. 333-266453, 333-273086 and 333-278828) and the Registration Statement of MAIA Biotechnology, Inc. on Form S-3 (File No. 333-273984).

/s/ Grant Thornton LLP

Charlotte, North Carolina

March 21, 2025